Exhibit 3

Exhibit 3

Joint Filing Agreement

Each of the undersigned hereby agrees that the Schedule 13D filed herewith is filed jointly on behalf of each of them pursuant to rule 13d-1(k) under the Act.

Signature

After reasonable inquiry and to the best of all the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: December 2, 2003

IDT VENTURE CAPITAL CORPORATION

By:	/s/ Ira A. Greenstein

Name: Ira A. Greenstein Title: Chief Executive Officer

IDT CORPORATION

By:	/s/ Ira A. Greenstein

Name: Ira A. Greenstein Title: President

By:	/s/ Howard S. Jonas

Name: Howard S. Jonas, individually